Exhibit 11.1



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
                             MICHIGAN BREWERY, INC.

                    Computation of Net Loss Per Common Share



                                                 Three Months     Thirteen Weeks                       Twenty-Six
                                                Ended June 30,    Ended June 30,      Six Months       Weeks Ended
                                                     1995              1996         Ended June 30,    June 30, 1996
                                                                                         1995
Weighted average number of issued shares
   outstanding                                        2,025,000        2,500,000         2,025,000         2,500,000

Effect of:
   Common shares issued during 1996 (1)
                                                              -          510,714                 -           291,325
   Dilutive effect of cheap stock after
      application of treasury stock method (1)
                                                        387,550                -           387,550                 -

Shares outstanding used to compute net loss
   per share                                          2,412,550        3,010,714         2,412,550         2,791,325

Net loss                                             $ (279,239)      $ (341,995)       $ (326,460)       $ (730,472)

Net loss per common share                           $    (0.12)      $    (0.11)       $    (0.14)       $    (0.26)


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(1)  Cheap stock and common shares issued during 1996 are included in the computation for all periods presented in accordance with Staff Accounting Bulletin Topic 4 (D).